Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of February 16, 2007, by and among the note holders identified on Schedule A hereto (each a “Note Holder” and collectively, the “Note Holders”) and Biophan Technologies, Inc., a Nevada Corporation (the “Company”).

All capitalized terms not defined in this Agreement but defined in that certain Securities Purchase Agreement, dated as of October 11, 2006 (the “Purchase Agreement”), by and among the Note Holders and the Company, shall have the meanings given to such terms in the Purchase Agreement.

Preliminary Statements:

A. Pursuant to the Purchase Agreement, on October 12, 2006, the Company issued to the Note Holders (i) an aggregate of $7,250,000 face amount of Senior Secured Convertible Notes (the “Notes”), (ii) warrants to purchase an aggregate of 5,410,498 shares of the Company’s common stock, par value $0.005 per share, (the “Common Stock”) at an exercise price of $0.81 per share (the “A Warrants”) (iii) warrants to purchase an aggregate of 5,410,498 shares of Common Stock at an exercise price of $0.89 per share (the “B Warrants”) and (iv) warrants to purchase an aggregate of 10,820,896 shares of Common Stock at an exercise price of $0.67 per share (the “C Warrants”), in the respective amounts set forth next to each Note Holders name on Schedule A hereto; and

B. Events (as defined in the Purchase Agreement) (“Triggering Events”), including that the Registration Statement filed by the Company (No. 333-138632) (the “Registration Statement”) was not declared effective by the Commission by the Required Effectiveness Date have occurred and remain uncured; and

C. The Purchase Agreement provides, in part, that upon the occurrence of an Triggering Event, and on each monthly anniversary of the Event Date, so long as the Triggering Event remains uncured, the Company shall pay to each Purchaser liquidated damages as provided in the Purchase Agreement and the Note Holders are the Purchasers entitled to the benefits of the Purchase Agreement; and

D. The Company failed to make a scheduled payment of principal on the Notes due and payable on February 1, 2007 (the “Principal Payment Default”); and

E. Pursuant to Section 8(e) of the Notes, the Note Holders are entitled to enforce any and all of their rights and remedies thereunder. Such rights include, but are not limited to, the right to demand that the Company repurchase all of the outstanding principal amount of the Notes at a repurchase price equal to 110% of such outstanding principal amount plus all accrued but unpaid interest thereon.

F. The Company does not anticipate making any interest, principal, penalty payment or liquidated damages payments on the Notes or with respect to the Purchase Agreement prior to March 31, 2007 (together with the Principal Payment Default, the “Payment Defaults”); and

G. The Company has requested that the Note Holders forbear from exercising their rights and remedies under the Purchase Agreement and Notes with respect to the Triggering Events and the Payment Defaults (and any other defaults and Events of Default under the Notes) prior to March 31, 2007; and

H. In consideration for the Note Holders entering into this Forbearance Agreement, the Company shall issue to the Note Holders warrants to purchase an aggregate of 60,000 shares of Common Stock with an exercise price of $0.51 per share (the “Fee Warrants”); and

I. The A Warrants and B Warrants contain anti-dilution protection whereby, upon issuance of the Fee Warrants, the exercise price of the A Warrants and B Warrants will be automatically adjusted to $0.51 per share pursuant to Section 9(d)(i) of the respective warrant.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Forbearance.

1.1 No Forbearance Except as Expressly Stated. Nothing in this Agreement shall in any way limit, restrict or bar any rights or remedies available to the Note Holders (whether pursuant to the Purchase Agreement or Note or at law or in equity or otherwise) or the exercise or enforcement thereof by the Note Holders, except only as is expressly provided in this Section 1, and subject to the limitations set forth therein.

1.2 Forbearance Period. The Note Holders hereby agree that during the period commencing on the date hereof and terminating on the earlier of either March 31, 2007 or the date on which any Termination Event (as defined below) first occurs (said period is hereinafter referred to as the “Forbearance Period”), the Note Holders will forbear from exercising any and all of the rights and remedies which the Note Holders may have against the Company or any of their respective assets under the Purchase Agreement or Notes or at law or in equity as a result of the occurrence or continuance of any Payment Default or any other default or Event of Default under the Notes or any Triggering Event with respect to the Purchase Agreement. Upon the occurrence of any Termination Event, the Forbearance Period shall immediately and automatically terminate and be null and void and have no further force or effect.

1.3 Termination Events. The occurrence of any of the following events shall constitute a Termination Event (hereinafter referred to collectively as the “Termination Events” and each singly as a “Termination Event”) under this Agreement:

1.3.1 The failure by the Company to promptly, punctually, and faithfully observe, perform, discharge or comply with any provisions of this Agreement; or

1.3.2 The determination that any written statement, certificate, report, financial statement, representation or warranty made or furnished by the Company to the Note Holders in connection with or pursuant to this Agreement is false when it was made in any material adverse respect, or omits or fails to state a material fact necessary in order to make the statement, representation or warranty contained therein not misleading in any material adverse respect; or

1.3.3 The occurrence of any action (a) taken or initiated by, assented or agreed to, acquiesced in or permitted by the Company, or (b) taken or initiated by another party which is not in control of or controlled by the Company (other than a Note Holder) and which is not acting with the assent, agreement, acquiescence or permission of the Company, which action results in any of the following events: (i) the filing of any complaint, application or petition seeking relief or the entry of any order of judgment for any such relief with respect to the Company pursuant to the Bankruptcy Code, or pursuant to any similar state or federal law or procedure for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar for debtors; (ii) the appointment of any trustee, receiver, master, assignee, liquidator, custodian or other similar party with respect to the Company or any of their respective properties; (iii) any assignment for the benefit of other creditors of the Company; (iv) the convening of any meeting of creditors, formal or informal, of the Company; or (v) the taking of possession, custody or control of a substantial part or all of the property of the Company by any other party; or

1.3.4 The dissolution, termination of existence, winding up or liquidation of the Company; or

1.3.5 Any preferential transfer by the Company as described in Section 547 of the Bankruptcy Code, or any fraudulent transfer or conveyance by the Company as described in Section 548 of the Bankruptcy Code, or in the MFTA, in each case without the requirement of the filings of any petition under the Bankruptcy Code, or commencement of any action under the MFTA; or

1.3.6 The Company, or any Person claiming by or through the Company, commences, joins in, assists, cooperates in or participates as an adverse party in any suit or other proceeding against the Note Holders which relates to the Notes or the Purchase Agreement.

1.4 Consequence of Termination Event. Notwithstanding any provision contained in this Agreement to the contrary, the parties hereto acknowledge and agree that upon the occurrence and during the continuance of any Termination Event, that:

1.4.1 Subsection 1.2 of this Agreement shall immediately and automatically terminate and be null and void and have no further force or effect.

1.4.2 All of the other remaining provisions contained in this Agreement shall remain in full force and effect, and shall continue to be binding upon the parties hereto, it being understood and agreed that the Note Holders shall continue to retain the Fee Warrants.

2. Forbearance Fee. The Company shall issue to the Note Holders on the date hereof Fee Warrants, in substantially the form attached hereto as Exhibit I, in the denominations set forth opposite the names of the Note Holders on Schedule B. Each Note Holder, by accepting a Fee Warrant, represents and warrants to the Company and to each other Note Holder that (i) it is acquiring such Fee Warrant for investment purposes and with no present intention of distributing such Fee Warrant or any shares of Common Stock issuable upon exercise thereof in violation of applicable securities laws, (ii) it is acquiring such Fee Warrant hereunder in the ordinary course of its business, and (iii) it understands that the Company, in issuing the Fee Warrants, is relying upon, among other things, the representations and warranties of such Note Holder herein.

3. Anti-dilution Provisions of Outstanding Notes and Warrants.

3.1  Adjustment of the A Warrants and the B Warrants. The Company hereby acknowledges that, pursuant to Section 9(d)(i) of each of the A Warrants and B Warrants, upon the issuance of the Fee Warrants, the exercise price of the A Warrants and B Warrants will automatically be adjusted from $0.81 per share and $0.89 per share, respectively, to $0.51 per share.

3.2  No Adjustment of the C Warrants and the Notes. The Note Holders hereby waive the application of Section 9(d)(i) of the C Warrants and of Section 10(d)(i) of the Notes to the issuance of the Fee Warrants and agree that, notwithstanding the provisions of such Sections, no adjustment to the conversion price of the Notes or to the exercise of the exercise price of the C Warrants as a result of the issuance of the Fee Warrants.

4. Operating Expenses. The Company hereby covenants and agrees that the Company will not incur expenses (other than the accrual of interest, penalties and liquidated damages on the Notes or under the Purchase Agreement) in excess of $500,000 during each thirty-day period commencing on the date of this Agreement and terminating on the date on which the Registration Statement is declared effective by the Commission, without the prior written consent of Note Holders then holding Notes representing, in the aggregate, at least sixty percent (60%) of the face amount of all outstanding Notes. Upon request from any Note Holder, the Company shall provide weekly cash flow statements to such Note Holder or to an authorized designee of such Note Holder; provided, that such Note Holder first executes and delivers to the Company a non-disclosure agreement in form and substance satisfactory to the Company.

5. General Release. The Company on its own behalf, and on behalf of its successors and assigns, and any Person acting for or on behalf of, or claiming through, any of them, and each of them (collectively, the “Releasing Parties”), for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, fully, finally and forever releases and discharges the Note Holders and each of their past, present and future officers, directors, agents, attorneys, employees, representatives, predecessors, successors, assigns, heirs, parents, subsidiaries, and any Person acting for or on behalf of any of them, and each of them (collectively, the“Released Parties”), of and from any and all claims, actions, causes and rights of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, trespasses, damages, judgments, executions, losses, claims, liabilities and demands of any kind or nature whatsoever, whether at law, in equity or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured and whether or not accrued, and whether or not asserted or assertable in law, equity or otherwise, for, upon or by reason of any act, omission or other matter, cause or thing whatsoever from the beginning of the world until the date hereof relating to, arising from or in any manner whatsoever connected with (a) the Purchase Agreement or Notes and (b) all actions taken or contemplated to be taken in connection with, arising from or in any manner whatsoever relating to the Purchase Agreement or Notes, which any of the Releasing Parties ever had or may have had, now has or may now have against any of the Releasing Parties for, upon or by reason of any act, omission or other matter, cause or thing whatsoever from the beginning of the world until the date hereof.

6. No Setoffs, Counterclaims or Defenses. The Company hereby represents and warrants to the Note Holders, and agrees, that the Company has no defense, setoff or counterclaim to the payment of the indebtedness, obligations and liabilities owed by the Company to the Note Holders under or pursuant to the Purchase Agreement or Notes. To the extent any such defense, setoff or counterclaim ever existed or may exist, the Company hereby irrevocably waives and releases any and all such defenses, counterclaims and setoffs that may now exist or that may hereafter be claimed to have existed on or before the date hereof.

7. No Waiver. Nothing herein shall constitute a waiver by the Note Holders of any default or Event of Default under the Notes or any Triggering Event with respect to the Purchase Agreement, and each Note Holder expressly reserves all of its rights and remedies in respect thereof, subject, however, to the provisions of Section 1 above. Nothing contained in this Agreement shall constitute a waiver of any term or condition by, nor a bar (except to the extent provided in Section 1 above) to the exercise of any right or remedy available to, the Note Holders under or with respect to the Purchase Agreement or Notes. All rights and remedies of the Note Holders are cumulative, and not exclusive, and all rights and remedies herein are in addition to any rights and remedies otherwise available to the Note Holders under the Purchase Agreement and Notes or at law or in equity or otherwise. Notwithstanding the provisions of this Section 7, the Note Holders hereby waive the provisions of Sections 4.6(a) and 4.6(b) of the Purchase Agreement solely for the purpose of permitting the Company to issue Fee Warrants to the Note Holders as contemplated in this Agreement.

8. Conditions to Effectiveness. The effectiveness of this Agreement and all of the obligations of each of the undersigned Note Holders hereunder is subject to the satisfaction of the following conditions precedent, each of which shall be in form, scope and substance satisfactory to such Note Holder:

8.1 Forbearance Agreement. Such Note Holder shall have received this Agreement, as executed and delivered by the Company.

8.2 Corporate Proceedings of Company. Such Note Holder shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the issuance of the Fee Warrants, as certified by the Secretary of the Company, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

8.3 Forbearance Fee. A Fee Warrant in the denomination set forth opposite the name of such Note Holder on Schedule B shall have been issued and delivered to such Note Holder.

8.4 Other. Such Note Holder shall have received from the Company such other documents, instruments, certificates and affidavits as it may reasonably require.

9. Miscellaneous.

9.1 Voluntary Act. Each Note Holder acknowledges, agrees and respectively says under the penalties of perjury, that (a) it is executing this Agreement as its free act and deed, (b) it is not acting under any duress or undue influence, (c) it has received from the Company good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, in connection with the execution of this Agreement and (d) it has done so after consultation with, or after the opportunity to consult with, its own legal counsel.

9.2 Individual Act. The obligations of each Note Holder under this Agreement are several and not joint with the obligations of any other Note Holder, and no Note Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Note Holder hereunder. Nothing contained herein or in the Purchase Agreement or Notes, and no action taken by any Note Holder pursuant thereto, shall be deemed to constitute the Note Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Note Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Note Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the Purchase Agreement or the Notes, and it shall not be necessary for any other Note Holder to be joined as an additional party in any proceeding for such purpose.

9.3 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns. Nothing herein is intended to be for the benefit of any party other than the parties to this Agreement.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding and effective as to the undersigned upon execution and as to all Note Holders when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Executed counterparts may be delivered by facsimile or other electronic transmission and such delivery shall be deemed to be delivery of an executed original notwithstanding any subsequent failure or refusal to deliver a counterpart signed in ink.

9.5 Integration; Severability. This Agreement constitutes and integrates the entire agreement between the parties as to its subject matter and supersedes any and all prior or contemporaneous discussions, understandings and negotiations; and the Company expressly acknowledges and agrees that the Note Holders have made no agreements, representations, warranties or promises concerning the subject of this Agreement except as expressly set forth in this Agreement. If any term or provision of this Agreement shall be determined to be invalid or unenforceable in any instance, such determination shall not affect the enforceability or validity of such term or provision in any other instance or the enforceability and validity of any other term or provision, each of which shall remain in full force and effect.

9.6 Notices. All notices required or permitted hereunder shall be in writing and delivered in accordance with the provisions of the Purchase Agreement.

9.7 Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.8 Further Assurances. The Company agrees that it shall hereafter execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such acts and things as might reasonably be requested by the Note Holders to more fully vest in and secure to the Note Holders the benefits of this Agreement.

9.9 No Conflicts. To the extent and only to the extent that any provision contained in this Agreement is directly inconsistent and conflicts with any corresponding provision contained in the Purchase Agreement or Notes, then the provision contained in this Agreement will control over the corresponding provision contained in the Purchase Agreement or Notes. To the extent possible, however, provisions of this Agreement, the Purchase Agreement and Notes shall be interpreted to compliment and supplement each other and the absence of any provision or portion thereof in any such document shall not be deemed to be an inconsistency with any other such document which contains such provision or portion thereof.

9.10 Construction of Agreement. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties hereto that the court, administrative body or other entity interpreting or construing this Agreement shall not apply any presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the parties and their respective attorneys and agents have fully participated in the preparation, review and analysis of this Agreement.

9.11 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of law provisions thereof. The Company submits itself to the non-exclusive jurisdiction of the Courts of the State of New York for all purposes with respect to this Agreement and the Purchase Agreement and Notes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

BIOPHAN TECHNOLOGIES, INC.

By:	/s/ Darryl L. Canfield
Name: Darryl L. Canfield
Title: Chief Financial Officer

TRUK OPPORTUNITY FUND, LLC

By: Atoll Asset Management, LLC

By:	/s/ Michael E. Fein
Name: Michael E. Fein
Title: Principal

CRESCENT INTERNATIONAL LTD.

By:	/s/ Maxi Brezzi
Name: Maxi Brezzi
Title: Authorized Signatory

HARBORVIEW MASTER FUND LP

By:	/s/ Peter Cooper /s/ Thomas Van Poucke
Name: Navigator Management Ltd.
Title: Authorized Signatory

CAMOFI MASTER LDC

By:	/s/ Jeffrey M. Haas
Name: Jeffrey M. Haas
Title: Authorized Signatory

CRANSHIRE CAPITAL, L.P.

By:	/s/ Mitchell P. Kopin
Name: Mitchell P. Kopin
Title: President - Downsview Capital The General Partner

CASTERLIGG MASTER INVESTMENTS LTD.

By:	/s/ Patrick T. Burke
Name: Patrick T. Burke
Title: Senior Managing Director

BRIDGEPOINTE MASTER FUND LTD.

By:	/s/ Eric S. Swartz
Name: Eric S. Swartz
Title: Director

ROCKMORE INVESTMENT MASTER FUND LTD

By:	/s/ Michael Clateman
Name: Michael Clateman
Title: Vice President

HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC

By:	/s/ Scott M. Wallace
Name: Scott M. Wallace
Title: Senior Vice President

IROQUOIS MASTER FUND, LTD.

By:	/s/ Joshua Siverman
Name: Joshua Siverman
Title: Authorized Signator

SCHEDULE A

Note Holders	Note Principal Amount	A Warrant Shares	B Warrant Shares	C Warrant Shares
Truk Opportunity Fund, LLC	$500,000.00	373,135	373,134	746,269
Crescent International Ltd.	$500,000.00	373,135	373,134	746,269
Harborview Master Fund LP	$500,000.00	373,135	373,134	746,269
CAMOFI Master LDC	$1,000,000.00	746,269	746,268	1,492,537
Cranshire Capital, L.P.	$750,000.00	559,702	559,701	1,119,403
Castlerigg Master Investments Ltd.	$1,000,000.00	746,269	746,268	1,492,537
BridgePointe Master Fund Ltd.	$750,000.00	559,702	559,701	1,119,403
Rockmore Investment Master Fund Ltd	$500,000.00	373,135	373,134	746,269
Highbridge International LLC	$500,000.00	373,135	373,134	746,269
Iroquois Master Fund, Ltd.	$1,250,000.00	932,836	932,836	1,865,672

SCHEDULE B

Note Holders	Note Principal Amount	Fee Warrant Shares
Truk Opportunity Fund, LLC	$500,000.00	4,138
Crescent International Ltd.	$500,000.00	4,138
Harborview Master Fund LP	$500,000.00	4,138
CAMOFI Master LDC	$1,000,000.00	8,276
Cranshire Capital, L.P.	$750,000.00	6,207
Castlerigg Master Investments Ltd.	$1,000,000.00	8,276
BridgePointe Master Fund Ltd.	$750,000.00	6,207
Rockmore Investment Master Fund Ltd	$500,000.00	4,138
Highbridge International LLC	$500,000.00	4,138
Iroquois Master Fund, Ltd.	$1,250,000.00	10,344